Exhibit 5.1

Littman Krooks LLP
655 Third Avenue
New York, NY 10017

National Holdings Corporation
120 Broadway, 27th Floor
New York, NY  10271

August 24, 2009

Re:	National Holdings Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 as filed by you with the Securities and Exchange Commission (the “Commission”) on August 24, 2009, in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,583,335 shares of your common stock (the “Shares”), to be offered for sale by the Selling Shareholders named therein.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed.  With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.  Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of National Holdings Corporation.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, it is our opinion that (i) the shares of common stock being offered in the above-captioned offering pursuant to warrants as described in the Registration Statement, when sold and issued in accordance with the terms of such offering, will be validly issued, fully paid and non-assessable upon the proper exercise of the warrants by the holders thereof, and (iii) the shares of common stock being offered in the above-captioned offering pursuant to the Company’s 10% convertible promissory notes, when sold and issued in accordance with the terms of such offering, will be validly issued, fully paid and non-assessable upon the proper conversion of the 10% convertible promissory notes by the holders thereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under “Legal Matters” in your Registration Statement on Form S-1 and Prospectus, and any amendments thereto, filed with the Commission.

Very truly yours,

/s/ Littman Krooks LLP
Littman Krooks LLP